EXHIBIT 21.1

List of Subsidiaries

Sinbiopharma, Inc. is the registered owner of 100% of the capital of Dongying Pharmaceutical Co, Limited, a company organized under the laws of the Territory of the British Virgin Islands.

Dongying Pharmaceutical Co, Limited is the registered owner of 100% of the capital of Big Global Limited, a company organized under the laws of Hong Kong.

Big Global Limited is the registered owner of 100% of the capital of Dong Ying (Jiangsu) Pharmaceutical Co., Ltd., a company organized under the laws of the People’s Republic of China.